EXHIBIT 10.2

FORM OF

RESTRICTED STOCK UNIT

AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement”) is made as of             , 200     (the “Grant Date”) between Leggett & Platt, Incorporated, (the “Company”) and [Director] (“you”).

1. Grant. The Company has granted you [            ] Restricted Stock Units (“RSUs” or the “Award”), subject to the terms of this Agreement.

2. Vesting. Except as provided in Section 6, the Award will vest in its entirety on the day preceding the date of the 2009 Annual Meeting of Shareholders (the “Vesting Date”).

3. Distribution. The Award will be settled in shares of the Company’s common stock on the date (the “Distribution Date”) you specified in the attached Distribution Election form, which is incorporated into this Agreement. You will be issued one share of the Company’s common stock for each vested RSU, including units credited to your account as Dividend Equivalents pursuant to Section 4. Fractional shares will be rounded to the nearest whole share.

4. Dividend Equivalents. On the date a cash dividend is paid on common stock, the Company will credit Dividend Equivalents to your account equal to:

(a)	the per share cash dividend multiplied by the number of stock units credited to your account on the dividend record date

(b)	divided by 80% of the closing price of the Company’s stock on the dividend payment date.

5. Termination of Service. Except as provided in Section 6, if you cease to serve as a director of the Company for any reason before the Vesting Date, your right to this Award, including any Dividend Equivalents, will terminate immediately upon such termination of service.

6. Early Vesting. If your termination of service is due to one of the following events, your Award will vest as follows:

(a)	Death. If you die before the Award is vested, your Award will vest on the date of your death. The Company will issue shares to the designated beneficiary of your Award in accordance with your Distribution Election. If there is no designated beneficiary, the shares will be issued to the administrator, executor or personal representative of your estate.

(b)	Disability. “Disability” means the inability to substantially perform your duties and responsibilities as a director by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than one year. If your service is terminated due to Disability, your Award will vest on the date of your Disability termination.

(c)	Change in Control. If your service is terminated due to a Change in Control of the Company (as defined in the Flexible Stock Plan), your Award will vest upon the Change in Control.

7. Transferability. The Award may not be transferred, assigned, pledged or otherwise encumbered until the underlying shares have been issued.

8. No Rights as Shareholder. You will not have the rights of a shareholder with respect to this Award, including the right to vote the shares represented by this Award, until the underlying shares have been issued.

9. Taxable Income. Based on the Company’s understanding of tax laws in effect on the Grant Date, you will recognize taxable income equal to the fair market value of the shares on the Distribution Date. This amount is subject to ordinary income tax. The income generated by the issuance of shares to you will be reported on your Form 1099. After payment of the ordinary income tax, your shares will have a tax basis equal to the closing price of Company stock on the Distribution Date.

10. Section 409A. The Company believes this Award constitutes “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code. Notwithstanding anything contained in the these terms and conditions, it is intended that the Award will at all times meet the requirements of Section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Award will be interpreted to meet such requirements.

To the extent permitted by Section 409A, the Committee retains the right to delay a distribution of this Award if the distribution would violate securities laws or otherwise result in material harm to the Company.

11. Plan Controls; Committee. This Award is subject to all terms, provisions and definitions of the Flexible Stock Plan (the “Plan”), which is incorporated by reference. In the event of any conflict, the Plan will control over this Award. Upon request, a copy of the Plan will be furnished to you. The Plan is administered by a committee of non-employee directors or their designees (the “Committee”). The Committee’s decisions and interpretations with regard to this Award will be binding and conclusive.

12. Governing Law. This Award is entered into and accepted in Carthage, Missouri. The Award will be governed by Missouri law, excluding any conflicts or choice of law provision that might otherwise refer construction or interpretation of the Award to the substantive law of another jurisdiction.

Accepted and Agreed:

[Director]

200_ Directors’ Restricted Stock Unit Award

DISTRIBUTION ELECTION

On [date], Leggett & Platt, Incorporated (the “Company”) granted you a Restricted Stock Unit Award (the “Award”) under the Company’s Flexible Stock Plan. You may elect the form and timing of the Award payout, as indicated below. If you do not elect otherwise, the Award will be paid out in a lump sum when you separate from service and are no longer a director of the Company.

Please elect the form and time of distribution for this Award by answering the questions below. You may elect to defer your distribution for up to 10 years. Installment distributions are made annually (in May) over a maximum period of 10 years.

Do you want your distribution paid in a lump sum or in installments?	☐ Lump Sum ☐ Installments

When do you want to receive your distribution?	(Specify a year from to 201 )

If you elected installments, over how many years do you want the installments paid?	(Specify number of years, not to exceed 10 years.)

BENEFICIARY

The Company maintains a single beneficiary designation for all of your deferral accounts. This includes accounts under the Deferred Compensation Program, RSU Awards or any future deferred benefit or award. If you do not already have a beneficiary on file with the Company, or if you wish to change your beneficiary, please complete the section below.

You may change your beneficiary at any time by contacting Aileen Gronewold at 417-358-8131 or aileen.gronewold@leggett.com to request a new Beneficiary Designation Form.

I designate the following beneficiaries for my Leggett & Platt deferral accounts. I understand that this designation covers my past and future deferral accounts and supersedes any prior beneficiary designation.

Name of Beneficiary #1	SSN of Beneficiary #1

Name of Beneficiary #2	SSN of Beneficiary #2

Name of Beneficiary #3	SSN of Beneficiary #3

Date	Signature